February 4, 2019

Bruce Kutinsky

RE: Separation and Consulting Agreement

Dear Bruce:

This Separation and Consulting Agreement (this “Agreement”) is intended to set forth our mutual understanding and agreement regarding your termination as Chief Operating Officer and your employment with Akorn, Inc., a Louisiana corporation (collectively with its successors and assigns, the “Company”), and all its affiliates, as the parties agreed to formalize such understandings in the letter agreement entered into between the parties January 7, 2019 and as disclosed in the Company’s filings with the SEC on Form 8-K.

Capitalized terms used in this Agreement that are not defined herein shall have the meanings given such terms in the Employment Agreement by and between you and the Company, dated as of April 11, 2014, as amended concurrently herewith (as amended, the “Employment Agreement”).

Accordingly, you and the Company hereby agree as follows:

1.Separation. The parties hereby acknowledge that your employment with the Company terminated effective as of December 31, 2018 11:59pm CT (the “Termination Date”). The Company and you agree that you are entitled to severance benefits under the Employment Agreement as though you resigned for “Good Reason” (as defined in the Employment Agreement). You hereby agree to execute any additional documentation with respect thereto as may be reasonably requested by the Company. You hereby acknowledge that the compensation provided under Sections 3(a), 3(b) and 3(c) below are in addition to, and not required to be paid pursuant to, the Employment Agreement or any other compensation plan, program, policy or arrangement.
2.    Transition and Consulting Services.
(a)    The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide services to the Company on the terms and conditions set forth in this Agreement. You agree to serve as a non-employee consultant to the Company to provide transition and consulting related support from the Termination Date through March 31, 2019 (the “Transition Period”), and further to provide support to the Company’s legal department from the Termination Date through December 31, 2019 (the “Consulting Period”).
(b)    During the Transition Period and the Consulting Period, you shall report to the President and Chief Executive Officer (the “CEO”) and the General Counsel (the “GC”) of the Company. During the Transition Period, you shall be reasonably available to provide transition support as reasonably requested by the CEO and the Company’s management team. During the Consulting Period, you shall be reasonably available to the GC and legal department to provide litigation related support as reasonably requested by the GC or the legal department.
3.    Obligations of the Company.
(a)    Cash Compensation. In consideration of the services provided hereunder by you both during the Transition Period and the Consulting Period, you shall be entitled to receive a total cash fee in the amount of Nine Hundred Six Thousand Six Hundred Seventy Five Dollars ($906,675) which will be paid in twelve (12) equal monthly installments, with each installment to be paid no later than the 15th of the month. The Company agrees to reimburse reasonable travel expenses and attorneys’ fees that you incur at the request of the Company related to the transition and legal support services.
(b)    Incentive Compensation. Notwithstanding anything to the contrary in the applicable equity-based compensation plan or award agreement, your unvested Company restricted stock units that were outstanding as of the Termination Date shall vest in full as of the Termination Date.
(c)    Lease and Moving Expenses. You have indicated that you intend to terminate your Deerfield, IL apartment lease effective January 31, 2019. Should the Company require you to extend that lease, the Company will be responsible for any rent payments incurred after January 31, 2019. Further, the Company agrees to pay for or reimburse your reasonable relocation expenses, expected to be approximately $5,000, from Deerfield, IL to Ann Arbor, MI.
4.    Independent Contractor. %2. Status. During the Transition Period and the Consulting Period, you shall be an independent contractor with respect to the Company and its affiliates and there shall not be implied by this Agreement any relationship between you, on the one hand, and the Company and its affiliates, on the other hand, of employer-employee, partnership, joint venture, principal and agent or the like. No employees of the Company or its affiliates shall report to you. You shall not have the authority to act as an agent of the Company or its affiliates or to obligate or bind the Company or its affiliates in any respect, except on authority specifically so delegated in a prior writing from a duly authorized officer of the Company or its affiliate.
(a)    Taxes. To the extent consistent with applicable law, the Company shall not withhold or deduct from any amounts payable to you pursuant to this Agreement any income taxes or other employment taxes of any other nature on your behalf. You shall be solely responsible for the payment of any Federal, state, local and other income and self-employment taxes in respect of any amounts payable to you pursuant to this Agreement and shall hold the Company and its officers, directors and employees harmless from any liability arising from your failure to comply with the foregoing provisions of this sentence.
5.    Obligations of the Executive. %2. Cooperation. You hereby agree that the payment of any amounts pursuant to this Agreement is conditional upon you reasonably cooperating with the Company in connection with all matters relating to your employment with the Company prior to the Termination Date, including any on-going or future governmental or other regulatory investigations, arbitrations, litigations or similar matters until such investigations, arbitrations, litigations or other matters are completely resolved. The Company agrees to reimburse reasonable expenses (including attorney’s fees) that you incur at the request of the Company and to compensate you at a reasonable rate on matters in which the Company engages you for your support after the Consulting Period.
(a)    Restrictive Covenants. %3. Except as otherwise set forth in this Section 5(b), Sections 8 (Confidential Information), 9.1 (Non-Competition), 9.2 (Non-Solicitation), 9.3 (Property of the Company) and 9.4 (Remedies) of the Employment Agreement shall continue to apply to you during the Transition Period and Consulting Period (and thereafter, to the extent provided in the Employment Agreement or in the immediately following sentence). Notwithstanding anything to the contrary in the Employment Agreement, you shall continue to be bound by the provisions of Sections 9.1 (Non-Competition), 9.2 (Non-Solicitation) and 9.3 (Remedies) of the Employment Agreement during the one-year period following the Termination Date.
(i)    For the avoidance of doubt, nothing in this Agreement or the Employment Agreement shall prohibit you from (1) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law, (2) providing Confidential Information (as defined in Section 8.1 of the Employment Agreement) to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934 or (3) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding.
6.    Miscellaneous. The provisions of Sections 15 (Notice), 17 (Miscellaneous), 18 (Governing Law; Mediation and Arbitration), 19 (Code Section 409A Compliance) and 20 (Severability) of the Employment Agreement shall be incorporated by reference in this Agreement as if set forth herein.

(a)    [Remainder of page intentionally left blank.]

If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this letter.

Very truly yours,

AKORN, INC.

By:	/s/ Joseph Bonaccorsi
Name: Joseph Bonaccorsi
Title: General Counsel

Accepted and Agreed to:

BRUCE KUTINSKY

/s/ Bruce Kutinsky

Date:     February 5th, 2019